SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2012

ENGLOBAL CORPORATION (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	001-14217 (Commission File Number)	88-0322261 (IRS Employer Identification No.)

654 N. Sam Houston Parkway E., Suite 400, Houston, Texas (Address of principal executive offices)	77060-5914 (Zip Code)

Registrant's telephone number, including area code 281-878-1000

__________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Compensatory Arrangement of Certain Officers

On December 18, 2012, ENGlobal Corporation (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with Mark A. Hess providing for his employment as Chief Financial Officer of the Company, effective September 10, 2012.

Pursuant to the Employment Agreement, Mr. Hess will be entitled to receive a base salary at an annualized rate of $210,000 and will be eligible to receive such other compensation, whether in the form of cash bonuses, incentive compensation, restricted stock awards or otherwise.

If Mr. Hess’s employment is terminated by the Company without cause or through constructive termination (as defined in the Employment Agreement), other than following a change of control or his death, Mr. Hess will be entitled to, for a period of six months (or up to 12-months at the election of the Company), his base salary, in accordance with the Company’s normal payroll policies, and continued coverage of all group health, medical and dental insurance policies currently maintained by the Company for the Company’s executive employees.

The foregoing description of the terms of the Employment Agreement and the Restricted Stock is a summary only and is qualified in all respects by reference to the Employment Agreement, attached hereto as Exhibit 99.1 and incorporated herein by reference, and any equity award agreements,.

The press release announcing the appointment of Mr. Hess as Chief Financial Officer is incorporated herein by reference and was filed as Exhibit 99.1 to the Current Report on Form 8-K on November 9, 2012.

Item 9.01.   Financial Statements and Exhibits.

(d)           Exhibits.

Number	Exhibit

99.1	Employment Agreement between ENGlobal Corporation and Mark A. Hess effective December 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENGlobal Corporation
Date: December 20, 2012	/s/ Natalie S. Hairston Natalie S. Hairston Vice President - Investor Relations, Chief Governance Officer and Corporate Secretary